Exhibit 99.1

Limelight Networks® Completes Acquisition of EyeWonder, Inc.

TEMPE, AZ – 3 May 2010 – Limelight Networks, Inc., (NASDAQ: LLNW) today announced the completion of the acquisition of EyeWonder, Inc. effective April 30, 2010.

“Limelight Networks, now together with EyeWonder, is well positioned to capitalize on the shift of content consumption and advertising spend towards the growing world of Internet-connected devices. EyeWonder’s value-added monetization services and Limelight Networks’ delivery, storage, computing and consulting services will enable publishers, advertisers, agencies, and enterprises to unlock the full value of their online initiatives,” said Jeff Lunsford, chairman and chief executive officer, Limelight Networks, Inc. “We are pleased our respective shareholders approved this transaction, and we look forward to building long-term value as one of the largest and most technologically-advanced service providers in the rich media publishing and advertising sectors.”

Safe-Harbor Statement

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements relating to the future performance of the combined businesses. You should be aware that the forward-looking statements included herein represent the current judgment and expectations of the Limelight Networks, but the actual results, events and performance of the combined company following the merger is subject to risks and uncertainties and could differ materially from those expressed or implied by forward-looking statements. The company does not intend to update any of these forward-looking statements or publicly announce the results of any revisions to these forward-looking statements, other than as is required under the federal securities laws. The potential risks and uncertainties include, but are not limited to: potential difficulties that may be encountered in integrating the merged businesses; potential uncertainties regarding market acceptance of the combined company; competitive responses to the merger; an economic downturn; variability in quarterly operating results, the rate of growth and development of advertising and media markets and Limelight Networks’ ability to attract and retain skilled personnel and develop leaders.

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About Limelight Networks, Inc.

Limelight Networks, Inc. (NASDAQ: LLNW) provides on-demand software, platform and infrastructure services that help global businesses reach and engage audiences on any mobile or Internet-connected device, enabling them to enhance their brand presence, build stronger customer relationships, optimize their advertising, and monetize their digital assets. For more information, please visit http://www.limelightnetworks.com or follow us on Twitter at www.twitter.com/llnw.

EyeWonder, a Limelight Networks, Inc. (NASDAQ: LLNW) business, provides interactive digital advertising technology and services that increase the value of inventory for publishers and improve the performance of advertisers’ interactive ad campaigns. EyeWonder’s leading technology platform, full-service account teams, and global office network combine to enhance the creation, delivery, measurement, analysis and optimization of interactive ad campaigns for online, mobile, and connected devices. For more information, please visit http://www.eyewonder.com or follow us on Twitter at www.twitter.com/_ew.

Copyright (C) 2010 Limelight Networks, Inc. All rights reserved. Limelight Networks and EyeWonder are trademarks of Limelight Networks, Inc. All product or service names are the property of their respective owners

Contact: Paul Alfieri of Limelight Networks, Inc., +1-646-875-8835, palfieri@llnw.com